Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of AIP Alternative Strategies Funds:

In our opinion, the statement of changes in net assets for the period ended December 31, 2006 and the financial highlights for each of the periods ended December 31, 2003 through December 31, 2006 [appearing on pages 5, 6, 43, 44, 45 and 46 of the Alpha Hedged Strategies Fund and Beta Hedged Strategies Fund (constituting AIP Alternative Strategies Funds, hereafter referred to as the “Funds”) Annual Report to Shareholders for the year ended December 31, 2007], which have been incorporated by reference in this registration statement, present fairly, in all material respects, the changes in net assets of the Funds for the period ended December 31, 2006, and its financial highlights for each of the periods ended December 31, 2003 through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the management of the Funds.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, WI
March 8, 2007